UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) September 1, 2004

The Hallwood Group Incorporated

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-8303	51-0261339

(Commission File Number)	(IRS Employer Identification No.)

3710 Rawlins, Suite 1500, Dallas, Texas	75219

(Address of Principal Executive Offices)	(Zip Code)

(214) 528-5588

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.
Item 9.01 Financial Statements and Exhibits
SIGNATURES
Executive Summary

Item 7.01. Regulation FD Disclosure.

     The Hallwood Group Incorporated (the “Company”) owns approximately 28% (23% after consideration of stock options) of Hallwood Energy Corporation (“HEC”), a private energy company. As previously disclosed by the Company, the Board of HEC has engaged an advisor to explore a potential sale of HEC. The advisor is distributing information concerning HEC to parties that may be interested in acquiring HEC at prices and on terms that would be acceptable to the shareholders of HEC as a whole; however, there can be no assurance that a transaction will result from these activities. A copy of the Executive Summary of the information being distributed is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Cautionary Statement Regarding Forward-Looking Statements

     Certain statements set forth in this Current Report on Form 8-K relate to management’s future plans and objectives. There can be no assurances that these expectations will prove correct or that any of the actions that are planned will be taken. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual performance and financial results in future periods to differ materially from any projection, estimate or forecasted result. For example, there can be no assurance that any transaction involving HEC will result from the advisor’s activities or that any particular price can be obtained. The factors affecting these results include the following:

Uncertainty of Pricing for Undeveloped Properties

     The majority of the reserves attributable to HEC’s properties are classified as proved undeveloped. The net present value information for the properties assumes the successful development of the property, which will take several years to accomplish and may be subject to substantial uncertainties. For this reason, proved undeveloped properties are sold at substantial discounts from their calculated net present value. Therefore, HEC anticipates that if it is successful in negotiating and completing a sale, the price obtained will be significantly less than the net present value discussed in the accompanying materials.

Volatility of Oil and Gas Prices

     HEC’s revenues, profitability, future growth and ability to borrow funds or obtain additional capital, as well as the carrying value of its properties, will be substantially dependent upon prevailing prices of oil and gas. Lower oil and gas prices may also reduce the amount of oil and gas that HEC can produce economically. Furthermore, the price that third parties may be willing to pay for HEC depends to a large extent on the third parties’ expectations regarding the price of oil and gas or the purchaser’s ability to hedge future natural gas prices. Prices for oil and gas are subject to wide fluctuation in response to relatively minor changes in the supply of and demand for oil and gas, market uncertainty and a variety of additional factors that are beyond the Company’s and HEC’s control.

Estimates of Reserves and Future Cash Flows are Imprecise

     Reservoir engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact manner. Estimates of economically recoverable

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oil and gas reserves and of future net cash flows necessarily depend upon a number of variable factors and assumptions, all of which may in fact vary considerably from actual results. For these reasons, estimates of the economically recoverable quantities of oil and gas attributable to any particular group of properties, classifications of such reserves based on risk of recovery, and estimates of the future net cash flows expected from them prepared by different engineers, or by the same engineers but at different times, may vary substantially, and such reserve estimates may be subject to downward or upward adjustment based upon such factors.

Item 9.01 Financial Statements and Exhibits

99.1	Executive Summary (filed herewith)

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE HALLWOOD GROUP INCORPORATED
Date: September 1, 2004	By: /s/ MELVIN J. MELLE
	Name:	Melvin J. Melle
	Title:	Vice President